EXHIBIT 5.1
Our ref: DPA/796018.000001/36947498v1
Waldencast plc
2nd Floor, Sir Walter Raleigh House
48-50 Esplanade
St Helier
Jersey
JE2 3QB

26 June 2024
Waldencast plc (the "Company")
We have acted as counsel as to Jersey law to the Company. This opinion is being delivered in connection with the Registration Statement of the Company on Form F-3 to be filed with the United States Securities and Exchange Commission (the "Commission") on 26 June 2024 under the United States Securities Act of 1933, as amended (the "Act") (including its exhibits, the "Registration Statement"), pursuant to which:
(a)    the Company may issue up to 29,533,282 class A ordinary shares of US$0.0001 each in the capital of the Company (the "Class A Ordinary Shares");
(b)     certain selling shareholders may sell:
(i) up to 131,442,733 Class A Ordinary Shares; and
(ii) certain warrants exercisable to purchase Class A Ordinary Shares issued pursuant to a warrant agreement dated 15 March 2021 between the Company and Continental Stock Transfer and Trust Company, as amended on 1 December 2022, by and among the Company, Continental Stock Transfer & Trust Company and American Stock Transfer & Trust Company LLC (the "Warrants").
Each offer of Class A Ordinary Shares or Warrants may be the subject of a prospectus supplement which, taken together with the base prospectus set out in the Registration Statement, will form a prospectus (a "Prospectus").

EXHIBIT 5.1
This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.
1 Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1 The certificate of incorporation of the Company and certificate of continuance of the Company dated 26 July 2022 (the "Certificate of Continuance"), the consent dated 26 July 2022 issued to the Company pursuant to the Control of Borrowing (Jersey) Order 1958, the consents issued by the Registrar of Companies of the Jersey Financial Services Commission dated 26 July 2022 and 24 August 2022 to the issue of the Warrants by the Company pursuant to the Control of Borrowing (Jersey) Order 1958 and the memorandum and articles of association of the Company as registered or adopted on 26 July 2022 (the "Memorandum and Articles")..
1.2 The Registration Statement.
1.3 Save for our examination of documentation we have expressly referred to, we have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting, the Company or any other person.
2 Assumptions
The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of Jersey which are in force on the date of this opinion letter. In giving the following opinions, we have relied upon the following assumptions, which we have not independently verified:
2.1 Copies of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.
2.2 All signatures, initials and seals are genuine.
2.3 The Company will receive or has received money or money's worth in consideration for the issue of the Class A Ordinary Shares and none of the Class A Ordinary Shares were or will be issued for less than par value.

EXHIBIT 5.1
2.4 The subscription monies for the Class A Ordinary Shares have been or will be paid in full to the Company and the Class A Ordinary Shares have been or will be issued in accordance with the Memorandum and Articles.
2.5 The Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.
2.6 There is no document or other information or matter (including, without limitation, any non- binding or unenforceable arrangement or understanding) that has not been provided or disclosed to us that is relevant to or that might affect the opinions expressed in this opinion.
2.7 Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.
3 Opinions
Based upon and subject to the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that once (a) the Class A Ordinary Shares to be offered by the Company as contemplated by a Prospectus (including the issuance of Class A Ordinary Shares upon the exercise of the Warrants) have been duly authorised for issue, (b) the Class A Ordinary Shares to be offered by the Company as contemplated by a Prospectus (including the issuance of Class A Ordinary Shares upon the exercise of the Warrants) have been duly issued by the Company in accordance with the Memorandum and Articles and against payment in full of the consideration as set out in a Prospectus and in accordance with the terms set out in such Prospectus and (c) all necessary consents have been obtained from the Jersey Financial Services Commission in respect of any Prospectus, such Class A Ordinary Shares will be validly issued, fully paid and non-assessable shares and, upon entry on the register of members of the Company, the holders of the Class A Ordinary Shares will be the registered holder of such number of Class A Ordinary Shares as will be noted against their respective names on the register of members of the Company. As a matter of Jersey law, a share is only issued when it has been entered in the register of members.
4 Qualifications
The opinions expressed above are subject to the following qualifications:
4.1 Under Jersey law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. There are certain limited circumstances where an application may be

EXHIBIT 5.1
made to the Jersey court by a person aggrieved, or a member of the company, or the company for rectification of the register. The Jersey court may refuse such application or may order rectification of the register and payment by the company of any damages sustained by a party aggrieved. As far as we are aware, such applications are rarely made in Jersey and for the purposes of the opinion given in paragraph 3 there are no circumstances or matters of fact known to us on the date of this opinion which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Class A Ordinary Shares, then the validity of such shares may be subject to re-examination by the Jersey court.
4.2 In this opinion the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil or the shareholder is a contributory as defined under the Law).
4.3 The obligations of the Company may be subject to restrictions pursuant to United Nations, European Union and United Kingdom sanctions as implemented under the laws of Jersey and other sanctions or other restrictive measures imposed by Jersey authorities, under Jersey legislation.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.
We express no view as to the commercial terms of the Registration Statement or any ancillary documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.
The opinions in this opinion letter are strictly limited to the matters contained in the Opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any ancillary documents relating to the Registration Statement entered into or to be entered into by the Company and express no opinion or observation upon the terms of any such document.

EXHIBIT 5.1
This opinion letter is addressed to you and may be relied upon by you, your counsel and holders of Class A Ordinary Shares pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter
Yours faithfully,
/s/ Maples and Calder (Jersey) LLP
Maples and Calder (Jersey) LLP